ROMA FINANCIAL CORPORATION DECLARES DIVIDEND

ROBBINSVILLE, NJ – March 17, 2010 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s thirteenth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about April 28, 2010 to stockholders of record on April 14, 2010.

“Despite the absence of any signs for a sustained economic recovery and the uncertainty that prevails, Roma Financial Corporation continues to possess the capital strength which enables our Board of Directors to return value to our stockholders.  Accordingly, our Board of Directors is pleased to be able to maintain the current level of quarterly dividends, marking the thirteenth consecutive quarterly dividend paid since the Company’s stock issuance”, commented Peter A. Inverso, President and CEO.

It remains the current intention of the Board to continue to pay a dividend quarterly.  However, the payment and the amount of future dividends will be predicated on the Board’s assessment of the Company’s financial condition, earnings and capital requirements, and any regulatory actions”, he concluded.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.